Exhibit 10.67
EXECUTION COPY
SIXTH AMENDMENT
TO THE
HEALTH NET, INC. 401(k) SAVINGS PLAN
(As Amended and Restated effective January 1, 2008)
WHEREAS, Health Net, Inc. (the “Company”) heretofore has adopted and maintains the Health Net, Inc. 401(k) Savings Plan (the “Plan”) for the benefit of its eligible employees of the Company and certain of its affiliates;
WHEREAS, the Company or one of its subsidiaries intends to provide certain counseling services and will be hiring employees, classified as “Special Professional Associates”, in connection therewith who will be excluded from Plan participation; and
WHEREAS, it is necessary to amend the Plan’s eligibility provisions to exclude the Special Professional Associates.
NOW, THEREFORE, pursuant to the power of amendment contained in Section 15.1 of the Plan, the Plan is hereby amended, effective as provided below, as follows:
1.    Effective January 1, 2012, by replacing the last paragraph of Section 2(15) of the Plan with the following:
“Notwithstanding the foregoing, an Employee who is scheduled to perform fewer than 20 Hours of Service per week shall become an Eligible Employee on the first Entry Date coinciding with or next following such Employee’s completion of at least 1,000 Hours of Service during the 12-consecutive month period which begins on the Employee’s employment commencement date or, if an Employee does not complete at least 1,000 Hours of Service during such 12-consecutive month period, then during any successive 12-consecutive month period beginning on each anniversary of the Employee’s employment commencement date thereafter.”
2.    Effective November 1, 2012, by replacing Section 2(15) of the Plan with the following:
“Eligible Employee. With respect to each Employer, unless specified otherwise by the board of directors of each Employer, an Eligible Employee is any Employee thereof, excluding:
(i)    an Employee who is scheduled to perform fewer than 20 Hours of Service per week,

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EXECUTION COPY

(ii)    an Employee whose employment is governed by the terms of a collective bargaining agreement under which retirement benefits were the subject of good faith bargaining, but which does not provide for participation in the Plan,
(iii)     an Employee who is a nonresident alien (within the meaning of section 7701(b)(1)(B) of the Code), and
(iv)    an Employee who is classified as a Special Professional Associate.
Notwithstanding the foregoing, an Employee who is scheduled to perform fewer than 20 Hours of Service per week shall become an Eligible Employee on the first Entry Date coinciding with or next following such Employee’s completion of at least 1,000 Hours of Service during the 12-consecutive month period which begins on the Employee’s employment commencement date or, if an Employee does not complete at least 1,000 Hours of Service during such 12-consecutive month period, then during any successive 12-consecutive month period beginning on each anniversary of the Employee’s employment commencement date thereafter.”
3.    Effective November 1, 2012, by adding new Section 2(43A) to the Plan as follows:
“(43A)        Special Professional Associate. Special Professional Associate shall mean an Associate who (a) performs services for the Company or its subsidiaries on a full-time, part-time and/or rotational basis, (b) is assigned to provide services with respect to the Company's government contracts and (c) has been identified by the Company in any offer of employment letter or for payroll purposes as a ‘Special Professional Associate’ who is ineligible to participate in this Plan.”

IN WITNESS WHEREOF, Health Net, Inc. has caused this instrument to be executed by its duly authorized officer this 15th day of November, 2012.
HEALTH NET, INC.

By:	/s/Karin D. Mayhew Karin D. Mayhew

Its:	Senior Vice President, Organization Effectiveness

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